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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                        OMB APPROVAL
                                  FORM 12b-25           OMB NUMBER:    3235-0058
                                                        Expires:    May 31, 1997
                          NOTIFICATION OF LATE FILING   Estimated average burden
                                                        hours per response..2.50

                                                        SEC FILE NUMBER
                                                        1-14150

                                                        CUSIP NUMBER
                                                        203908109

(Check One): / / Form 10-K and /X/ Form 10-KSB / / Form 20-F / /Form 11-K
             / / Form 10-Q and / / Form 10-QSB / / Form N-SAR


For Period Ended:    June 30, 1997
                 -------------------------
( ) Transition Report on 10-K
( ) Transition Report on Form 20-F
( ) Transition Report on Form 11-K
( ) Transition Report on Form 10-Q
( ) Transition Report on Form N-SAR

For the Transition Period Ended:
                                ------------------------------------------------


NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

THE COMPANY DOCTOR
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Full Name of Registrant


NOT APPLICABLE
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Former Name if Applicable


5215 N. O'CONNOR BOULEVARD, SUITE 1800
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Address of Principal Executive Office (Street and Number)



IRVING, TEXAS 75039
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City, State and Zip Code


PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N SAR, or portion thereof, will be filed on or before the fifteenth calendar
/x/ day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

FINAL REVIEW AND APPROVAL OF THE FORM 10-KSB BY THE COMPANY'S
MANAGEMENT AND ACCOUNTING FIRM COULD NOT BE COMPLETED
UNTIL SEPTEMBER 29, 1997. FINAL CHANGES TOOK LONGER THAN ANTICIPATED.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   FRED G. PARRISH                 (972)                    401-8300
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        (Name)                  (Area Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been
       filed?  If answer is no, identify reports(s).        /X/ Yes      / / No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state  the reasons why a reasonable estimate of the results cannot be
       made.                                                / / Yes      /X/ No



                               THE COMPANY DOCTOR
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                        THE COMPANY DOCTOR


Date:   September 29, 1997              By: /s/ Fred G. Parrish
                                            ------------------------------------
                                            Fred G. Parrish, COO and CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representa-tive. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).